[GRAPHIC-LCS LOGO]


                              FOR IMMEDIATE RELEASE





                    LCS Industries, Inc.
                    120 Brighton Road
                    Clifton, NJ 07012

                    For further information contact:


                    Pat R. Frustaci, Vice President-Finance, LCSI (973) 778-5588 Steven S. Anreder, Anreder Hirshhorn Silver and Company
                    (212) 532-3232



                      LCS Agrees to Merge with CustomerONE



LCS Industries, Inc. (NASDAQ: LCSI) and CustomerONE Holding Corporation, a subsidiary of Onex Corporation (TOR: OCX), today announced that they have entered into a definitive merger agreement pursuant to which CustomerONE will acquire all of the outstanding shares of LCS common stock at a price of $17.50 per share in cash, representing an aggregate transaction value of approximately $97.3 million. Onex Corporation, the ninth largest company in Canada, is a diversified company with 1997 consolidated revenues of $11 billion Canadian, consolidated assets of $6.4 billion Canadian and 43,000 employees.

Pursuant to the merger agreement, CustomerONE will make a cash tender offer for all of the outstanding common shares of LCS common stock. The tender offer is expected to commence next week. Consummation of the tender offer is subject to U.S. antitrust regulatory clearance and other customary closing conditions.

The tender offer is not subject to financing. Onex has agreed to provide CustomerONE with all necessary funds to affect the merger.

The Board of Directors of LCS has unanimously approved the merger and has recommended that LCS stockholders accept the tender offer and approve and adopt the merger agreement.

Commenting on the merger, William Rella, President and Chief Executive Officer of LCS said, "We are very excited about the merger with CustomerONE. It represents an opportunity for us to maximize shareholder value, increase critical mass, as well as expand the range of services we offer our clients."

LCS Industries, Inc., headquartered in Clifton, New Jersey, is a leading provider of outsourced services for direct marketing companies in the United States. LCS specializes in catalog fulfillment, list marketing and computer services.

Headquartered in Buffalo, New York, CustomerONE is an outsourced customer service and fulfillment provider. CustomerONE owns North Direct Response, Inc., a premier teleservices provider, and Softbank Services Group, a leading provider of outsourced customer service solutions.



                                       ###